UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	July 19, 2011

GLOBAL AXCESS CORP.
(Exact name of registrant as specified in its charter)

Nevada	000-17874	88-0199674
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7800 Belfort Parkway, Suite 165, Jacksonville, Florida	32256
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(904) 280-3950

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

1.   On July 19, 2011, the compensation committee of the board of directors of Global Axcess Corp. (the “Company”) voted to make certain changes to the compensation of Michael I. Connolly, the Interim Co-Chief Executive Officer of the Company.  Effective July 1, 2011, Mr. Connolly’s monthly compensation for his role as interim Co-Chief Executive Officer of the Company was increased from twelve thousand dollars ($12,000) to sixteen thousand dollars ($16,000).  The Company also agreed to provide Mr. Connolly with thirty (30) days advanced notice of any intention to end his engagement as Interim Co-Chief Executive Officer of the Company.  Finally, the Company agreed to pay Mr. Connolly sixteen thousand dollars ($16,000) per month for two (2) months following the end of his engagement as Interim Co-Chief Executive Officer, in return for Mr. Connolly’s agreement to provide certain transition services to the Company and any successor Chief Executive Officer.

2.   On July 19, 2011, the compensation committee of the board of directors of the Company voted to make certain changes to the compensation of Lock Ireland, the Interim Co-Chief Executive Officer of the Company.  Effective July 1, 2011, Mr. Ireland’s monthly compensation for his role as Interim Co-Chief Executive Officer of the Company was increased from twelve thousand dollars ($12,000) to thirteen thousand seven hundred dollars ($13,700).  The Company also agreed to provide Mr. Ireland with thirty (30) days advanced notice of any intention to end his engagement him as Interim Co-Chief Executive Officer of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBAL AXCESS CORP.

Dated: August 8, 2011	By:	/s/ Michael J. Loiacono
	Name:	Michael J. Loiacono
	Title:	Chief Financial Officer